Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEER
We hereby consent to the use of our estimates of proved reserves and future cash flows of Quest Energy Partners, L.P. as of May 31, 2004, December 31, 2004, 2005 and 2006 and June 30, 2007 and information based on our reserve reports in this Amendment No. 1 to Form S-1 Registration Statement (No. 333-144716) (the “Registration Statement”) and the prospectus to which the Registration Statement is related.
We also consent to the reference to us under the heading “Experts” in the Registration Statement and the prospectus to which the Registration Statement is related.
We hereby further consent to the filing of our firm’s letter report on the oil and gas reserves of Quest Energy Partners, L.P. as of June 30, 2007 as Appendix C to the Registration Statement and the prospectus to which the Registration Statement is related.
/s/ Cawley, Gillespie & Associates, Inc.

Cawley, Gillespie & Associates, Inc.
Petroleum Engineers
Ft. Worth, Texas
September 5, 2007